Exhibit 10.16

EMPLOYMENT CONTINUITY AGREEMENT

     THIS EMPLOYMENT CONTINUITY AGREEMENT (this “Agreement”) is between LSB BANCSHARES, INC., a North Carolina Corporation (referred to in this Agreement as the “Company,” which term includes any subsidiary of the Company unless the context clearly indicates otherwise), and DAVID P. BARKSDALE, an executive of the Company and a resident of North Carolina (the “Executive”), and is effective as of August 16, 2004 (the “Effective Date”).

     The Company’s Board of Directors (the “Board”) acknowledges that the Executive’s contributions to the growth and success of the Company will be substantial.

     Outstanding management of the Company is essential to advancing the best interests of the Company and its shareholders. The Board believes that the objective of securing and retaining the Executive will be achieved if the Executive is given assurances of employment security so that he will not be distracted by personal uncertainties and risks.

     The Board believes that such assurances will secure the continued services of the Executive in the performance of his regular duties and such extra duties as may be required of him during periods of uncertainty and will enable the Company to rely on such Executive to manage its affairs with less concern for his personal risks.

     The Stock Option and Compensation Committee of the Board (the “Committee”) has recommended, and the Board has approved, entering into this Agreement with the Executive in order to achieve the foregoing objectives.

     1. Term. Upon execution by the Company and the Executive, this Agreement is effective as of the Effective Date. Unless terminated in accordance with Sections 3(a)(i) or 3(a)(ii) of this Agreement, the term of this Agreement will commence as of the Effective Date and continue until the first anniversary of the Effective Date, and the term of this Agreement shall automatically be extended an additional one day whenever the term of the Agreement has less than one year remaining, so that the term of the Agreement shall always have at least one year remaining, unless terminated in accordance with Sections 3(a)(i) or 3(a)(ii) of this Agreement.

     2. Terms of Employment.

          (a) Positions and Duties. The Company agrees to employ the Executive, and the Executive agrees to serve as an employee of the Company. The Executive shall perform such duties and responsibilities, in such capacity and with such authority, for the Company as the Company may designate from time to time. Such duties shall be of a type for which the Executive is suited by background, experience and training, in the Company’s reasonable discretion. Excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote his full professional attention and time during normal business hours to the business and affairs of the Company and to perform the responsibilities assigned to the Executive.

          (b) Working Facilities and Support Staff. The Executive is entitled to an office of a size and with furnishings and other appointments comparable to other executives in similar positions with the Company. The Executive is entitled to secretarial and other assistance, and to such other facilities, equipment, and supplies comparable to other executives in similar positions with the Company.

          (c) Expenses Generally. The Executive is entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the Company’s policies and procedures.

          (d) Meetings, Conventions, and Seminars. The Executive is encouraged to attend seminars, professional meetings and conventions, and educational courses that are reasonably related to the Executive’s employment with the Company. The cost of travel, tuition or registration, food, and lodging for attending those activities shall be paid by the Company in accordance with the Company’s policies and procedures for such reimbursement.

          (e) Promotional Expenses. The Executive is encouraged to incur reasonable expenses for promoting the Company’s business. Such promotional expenses include travel, entertainment (including memberships in social and athletic clubs), professional advancement, and community service expenses. The Executive agrees to bear those expenses except to the extent that those expenses are incurred at the Company’s specific direction or those expenses are specifically authorized by the Company as expenses that the Company may pay directly or indirectly through reimbursement to the Executive.

          (f) Outside Activities. The Executive may (i) serve on corporate, civic, or charitable boards or committees; (ii) deliver lectures, fulfill speaking engagements, or teach at educational institutions; and (iii) manage personal investments, provided that such activities do not materially interfere with the performance of the Executive’s responsibilities for the Company. To the extent that any such activities have been conducted by the Executive before the Effective Date, such prior conduct of activities and any subsequent conduct of activities similar in nature and scope shall not be deemed to interfere with the performance of the Executive’s responsibilities for the Company.

          (g) Compensation. The Executive shall be entitled to an annual base salary of no less than $117,500.00, as the same may be adjusted by the Company from time to time (“Annual Base Salary”). In addition, the Executive shall be entitled to participate in the various plans and programs (including employee benefit plans) as may be offered by the Company from time to time, in accordance with the terms and provisions of such plans or programs.

     3. Termination of Employment. The Executive’s employment with the Company may be terminated at any time for any or no reason, with or without cause, including any of the following events listed in Sections 3(a) or 3(b) below:

          (a) Non-Covered Terminations. The following events shall be considered “Non-Covered Terminations” under this Agreement:

               (i) Termination of Employment on Disability. The Company, pursuant to a resolution duly adopted by the Board, may terminate the Executive’s employment if the Executive becomes Disabled by giving the Executive written notice of its intention to terminate the Executive’s employment, subject to the terms and conditions specified in the notice. If the Executive becomes Disabled and does not return to the performance of his duties for the Company in accordance with the terms and conditions set forth in the notice, the Executive’s employment with the Company shall terminate. For purposes of this Agreement, “Disabled” has the meaning set forth under the Long Term Disability Plan of Lexington State Bank or any successor plan or amendment to such Plan.

               (ii) Termination of Employment on Death. If the Executive dies, his employment shall automatically terminate as of the date of the Executive’s death.

               (iii) Company’s Termination of the Executive for Cause. The Company’s termination of the Executive’s employment with the Company for Cause. For purposes of this Agreement “Cause” shall mean any of the following:

                    (a) Use of illegal drugs by the Executive;

                    (b) Any material breach by the Executive of any covenant, including the covenant in Section 5(a) of this Agreement, causing material injury to the Company or to the business reputation of the Company;

                    (c) Any willful act or omission of the Executive which is injurious to the Company or to the business reputation of the Company;

                    (d) The dishonesty, fraud, malfeasance, negligence or misconduct of the Executive;

                    (e) The conviction of, or entry of a plea of guilty or no contest to, a felony or crime involving moral turpitude by the Executive;

                    (f) Failure of the Executive to materially comply with the policies of the Company;

                    (g) The continued failure of the Executive to perform substantially the Executive’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Company which specifically identifies the manner in which the Company believes that the Executive has not substantially performed the Executive’s duties.

                    (h) Failure of the Executive to materially follow lawful instructions of the Board.

               (iv) Voluntary resignation by the Executive without Good Reason, as defined in subparagraph (b)(ii) of this Section 3.

          (b) Covered Terminations. The following events shall be considered “Covered Terminations” under this Agreement:

               (i) Company’s Termination of Executive Without Cause and Without an Offer of Comparable Employment. The Company’s termination of the Executive’s employment (1) without Cause (as defined in Section 3(a)(iii)) and (2) without an offer of Comparable Employment with a Successor Employer or a Code §414 Affiliated Employer of the Company or of a Successor Employer that agrees to assume and be bound by all terms and conditions of this Agreement and to become the “Company” under this Agreement.

                    (a) Code §414 Affiliated Employer shall mean an employer whose employees would be aggregated with the employees of the Company, and treated as employed by a single employer along with the employees of the Company, pursuant to Code §414(b) “controlled groups of corporations”), Code 414(c) (“entities under common control”), or Code 414(m)(5) (management affiliated service groups).

                    (b) Comparable Employment shall mean, with respect to the Executive and a termination of his employment with the Company, employment by a Successor Employer or by a Code §414 Affiliated Employer (1) for salary or wages which are equal to or greater than the salary or wages paid to the Executive by the Company immediately prior to such termination of employment of the Executive, (2) which does not require the Executive to relocate more than twenty-five (25) miles from the Executive’s primary place of employment as of the Effective Date, and (3) which does not result in a substantial reduction of the benefits to which the Executive is entitled immediately prior to such termination of employment of the Executive.

                    (c) Successor Employer shall mean any entity that acquires substantially all of the Company’s assets or any entity into which the Company was merged or consolidated.

               (ii) Termination By the Executive With Good Reason. The termination of the Executive’s employment with the Company by the Executive with Good Reason. Good Reason shall exist if the Company, without the Executive’s consent: (a) substantially reduces the overall importance of the Executive’s then current role, as determined by balancing any increase or decrease in the scope of the Executive’s management responsibilities against any increase or decrease in the relative sizes of the businesses, activities or functions (or portions thereof) for which the Executive has responsibility; provided, however, that none of (i) a change in the Executive’s title, (ii) a change in the hierarchy, (iii) a change in the Executive’s responsibilities from line to staff or vice versa, and (iv) placing the Executive on temporary leave pending an inquiry into whether the Executive has engaged in conduct that could constitute “Cause” under this Agreement, either individually or in the aggregate, shall be considered Good Reason; (b) reduces the Executive’s Annual Base Salary, unless a similar reduction is made for other senior executives of the Company in response to market conditions, (c) substantially reduces the aggregate benefits (on a cost basis) to which the Executive is entitled on the Effective Date, unless a similar reduction is made for other executive employees of the Company, (d) commits a breach of this Agreement which is not remedied by the Company within thirty (30) days of receiving written notice from the Executive of such breach, (e) requires the Executive to relocate more than twenty-five (25) miles from the Executive’s principal place of employment as of the Effective Date, (f) following a Change in Control, requires the Executive to travel on Company business, without his consent, at least 50% more, on average, than during the 12 months immediately preceding the Change in Control, or (g) any successor or assignee of the Company fails to assume and perform the Company’s obligations under this Agreement. Executive will be entitled to receive Severance Payments under Section 4(b)(i) of this Agreement on account of his voluntary termination under this Section 3(b)(ii) only if such voluntary termination with Good Reason occurs within six months after an event described in this Section 3(b)(ii), or within six months after the last in a series of such events.

               (iii) Termination by the Executive Following a Change in Control. The termination of the Executive’s employment with the Company by the Executive if the Company or the Board, without the Executive’s written consent, violates or takes direct action or inaction that would violate the Company’s code of ethics as in effect immediately prior to the Change in Control.

          (c) Other Terminations. Any termination of the Executive’s employment with the Company that is not listed in Sections 3(a) or 3(b) above shall be deemed to be a Non-Covered Termination under Section 3(a) above.

          (d) Change in Control. For purposes of this Agreement, a “Change in Control” occurs if, after the Effective Date, (i) either (A) any Person (other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or the Company itself) becomes the owner or beneficial owner of Company securities having 20% or more of the combined voting power of the then outstanding Company securities that may be cast for the election of the Board (other than as a result of an issuance of securities initiated by the Company, or open market purchases approved by the Board, as long as the majority of the Board approving the purchases are directors at the time the purchases are made); or (B) a cash tender or exchange offer for 20% or more of the combined voting power of the then outstanding Company securities that may be cast for the election of the Board is effected, a merger, consolidation, reorganization or other business combination involving the Company occurs, a sale of all or substantially all of the Company’s assets occurs, a contested election of directors occurs, or any combination of these transactions or similar events occur, and (ii) at any time, the Continuing Directors (as defined below) cease to constitute a majority of the Board or any successor’s board for whatever reason.

          For purposes of the preceding paragraph, “Continuing Director” means any member of the Board while a member of the Board, and who (i) was a director of the Company before the consummation of the transactions described in the preceding sentence or (ii) whose subsequent nomination for election or election to the Board was recommended or approved by a majority of the Continuing Directors then serving on the Board with each such member then being treated as a director in (i); and “Person” means any individual, firm, corporation, partnership, limited liability company, trust or other entity, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, and any successor (by merger or otherwise) of such entity.

4. Post-Termination Payment Obligations of the Company.

          (a) Non-Covered Terminations. If the Executive’s employment with the Company terminates by reason of a Non-Covered Termination under Section 3(a), then no further remuneration shall be paid to the Executive pursuant to this Agreement after such termination of employment, and the Executive shall only be entitled to remuneration thereafter pursuant to the terms and conditions of his employment with the Company which has accrued but not been paid.

          (b) Covered Terminations. If the Executive’s employment with the Company terminates by reason of a Covered Termination under Section 3(b), then, in addition to any accrued remuneration to which the Executive may otherwise be entitled pursuant to the terms and conditions of his employment with the Company, the Executive shall receive the following additional remuneration from the Company:

               (i) Severance Payments. The Company shall pay to the Executive an amount on the first day of each month during the Severance Period equal to one-twelfth (1/12) of the Annual Base Salary. Additionally, the Company shall pay to the Executive an amount on the first day of each month during the Severance Period equal to one-twelfth (1/12) of any bonuses or other taxable cash compensation other than the Annual Base Salary which was awarded to the Executive during the calendar year preceding the calendar year in which occurs the date of the Executive’s termination of employment with the Company. For purposes of this Agreement, the term “Severance Period” means a one- (1) year period beginning on the date on which the Executive’s employment with the Company terminated, unless the Executive’s employment with the Company terminates within six (6) months after a Change in Control has occurred, in which case the term “Severance Period” means a two- (2) year period beginning on the date on which the Executive’s employment with the Company terminated. The Company’s obligation to make and the Executive’s right to receive the payments described in Section 4(b) (the “Severance Payments”) shall cease immediately in the event that the Executive violates the Covenant Not to Compete contained in Section 5(c)(i).

               (ii) Payment of COBRA Premiums. During the Executive’s Severance Period, the Company shall reimburse the Executive for the premiums required to be paid under the Company’s group health plans to provide the Executive and all dependents of the Executive with the continuation coverage available under Code §4980B and ERISA §§601-608. Such reimbursements shall be provided to the Executive promptly following the date of submission of such expenses to the Company. Notwithstanding the foregoing, no provisions of this subsection (b) shall be interpreted, or are intended to, change the terms and provisions of any group health plan of the Company. Reimbursements under this subsection (b) shall only be made to the extent that the Executive and/or his eligible dependents have obtained continuation coverage under the terms and provisions of the group health plans of the Company, and the ability of the Executive and/or his eligible dependents to obtain such coverage shall be governed exclusively by the terms and provisions of the group health plans themselves.

          (c) Withholding on Payments. All payments made or services provided to the Executive under this Agreement shall be subject to applicable withholdings, including federal and state income or other taxes and Social Security taxes.

          (d) Other Remuneration from Company. As of the date of termination of the Executive’s employment with the Company, the Executive’s rights to any particular employee benefit will be governed by applicable law and the terms and provisions of the Company’s various employee benefit plans and arrangements. The date of termination of the Executive’s employment with the Company shall be used in determining benefits under all Company employee benefit plans.

          (e) Payment Limitation. If the amounts to be paid to the Executive under this Agreement would cause the Executive to be subject to the Code §4999 excise tax, then to the extent that the total “parachute payments” (as defined in Code §280G(b)(2) are equal to or greater than three (3) times the Executive’s “base amount” (as defined in Code §280G(b)(3)), the amounts to be paid to the Executive under this Agreement which would constitute “parachute payments” shall be reduced to the extent necessary so that the total “parachute payments” shall be $1.00 less than three (3) times the Executive’s “base amount”; but the amounts to be paid shall be so reduced only if the Executive would be economically better off, on an after tax (federal and state income and federal excise) basis, receiving less under this Agreement because of the Code §4999 excise tax that would otherwise apply to the higher amount otherwise payable under this Agreement. The Company shall have complete discretion to appoint competent tax experts to make the calculations required by this Section, and the calculations made by such experts shall be final and binding upon both the Company and the Executive. Any reductions required under this Section shall come first from the payments required under Section 4(b)(i), and then from other payments required under Section 4(b) in the sole discretion of the Company.

          (f) FDIC Compliance Limitation. If the amounts to be paid to the Executive under this Agreement would cause the Executive to receive a payment in violation of 12 CFR §359 (or the corresponding provisions of any future regulations promulgated under Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. §1828(k)), then, after seeking the approval of the FDIC to nonetheless make payment of such amounts, if such approval is not forthcoming, such amounts shall be limited so that no violation of such regulations will occur.

          (g) Waiver and Release. The Company’s obligation to pay amounts to be paid under Section 4(b) of this Agreement shall be contingent upon the Executive executing and not revoking a Waiver and Release in the form attached to this Agreement as Exhibit A.

5. Executive Covenants.

          (a) Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge, or data relating to the Company and its business, which is obtained by the Executive during the Executive’s employment by the Company and which is not public knowledge (other than by acts by the Executive or his representatives in violation of this Agreement). During and after the termination of the Executive’s employment with the Company, the Executive shall not, without the Company’s prior written consent, communicate or divulge any such information, knowledge, or data to anyone other than the Company and those designated by it to receive such information, knowledge, or data except pursuant to an order of a court or governmental agency. If the Executive violates this Section 5(a), any unpaid remuneration under Section 4(b) shall immediately be forfeited as of the date of the violation.

          (b) Records and Files. All records and files concerning the Company or the Company’s customers belong to and shall remain the property of the Company. In the event that the Executive’s employment is terminated for any reason, he shall immediately return to the Company all such records and files, including copies and files and records stored on disks or in other electronic format.

          (c) Covenant Not to Compete.

               (i) The Executive agrees that if his employment terminates for any reason other than when he becomes Disabled or dies, then during the Severance Period (defined in Section 4(b)(i)) and within Forsyth County, North Carolina, all counties contiguous to Forsyth County, North Carolina, and all counties in which the Company has a banking office on the date of termination of the Executive’s employment, he shall not serve as an employee of, or become a director of, or render advisory or other services for, or in connection with, or make any financial investment in excess of 5% of the outstanding capital stock of, a bank or other financial institution that provides services or products that are the same as, similar to, or otherwise competitive with the services or products provided by the Company. The Executive further agrees that during the Severance Period (defined in Section 4(b)(i)), he shall not actively induce any Company employee to terminate employment with the Company in favor of promised or prospective employment with or on behalf of the Executive or the Executive’s post-termination employer. The Company’s obligation to make the Executive’s right to receive payments described in Section 4(b) (the “Severance Payments”) shall cease immediately in the event that the Executive violates the Covenant Not to Compete contained in Section 5(c)(i).

               (ii) The Executive agrees and acknowledges that any breach of the covenants contained in this Section 5(c) shall cause irreparable injury to the Company, and that the remedy at law for any such breach shall be inadequate, and that the Company shall be entitled to appropriate equitable relief, including injunctive relief, in addition to any other available remedies.

               (iii) The covenants contained in this Section 5(c) shall inure to the benefit of the Company and its affiliated employers and subsidiaries and their successors.

               (iv) The restrictions contained in this Section 5(c) are considered by the parties hereto to be fair and reasonable and necessary for the protection of the legitimate business interests of the Company. If the scope of any restriction contained in this Section 5(c) is determined by a court of competent jurisdiction to be too broad to permit enforcement of such restriction to its full extent, then such restriction shall be enforced to the maximum extent permitted by law, and the Executive hereby consents and agrees to such scope as may be judicially modified.

               (v) Notwithstanding Section 4(b), if the Executive violates this Section 5(c), any unpaid remuneration under Section 4(b) shall immediately be forfeited as of the date of any violation.

               (vi) The Executive agrees that the time period of the covenants in this Section 5(c) shall not be reduced, but shall be extended, by any period of time during which the Executive is in violation of any such covenant or any period of time required for litigation by the Company to enforce any such covenant.

     6. Legal Fees and Expenses. The Company shall pay all reasonable legal fees and expenses, if any, incurred by the Executive in successfully obtaining, enforcing, or defending any right or benefit provided by this Agreement. Payments under this Section are in addition to the remuneration provided by other sections of this Agreement.

     7. Governing Law. This Agreement and performance hereunder and all suits, actions and other proceedings hereunder shall be construed in accordance with and under and pursuant to the laws of the State of North Carolina (except its choice of law provisions to the extent that they would require the application of the laws of a state other than the State of North Carolina), and in any suit, action or other proceeding that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of the State of North Carolina (except its choice of law provisions to the extent that they would require the application of the laws of a state other than the State of North Carolina) shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction in which any suit, action or other proceeding may be instituted.

     8. Amendment. This Agreement may not be amended except by the written agreement of the Executive and the Company (with the Company acting by adoption of a resolution by the Board recommended by the Committee).

     9. Binding Effect. The parties agree that this Agreement is enforceable under the laws of the State of North Carolina. This Agreement is binding on the Company, its successors, and assigns and on the Executive and his personal representatives; and the Company will not consolidate or merge into or with another corporation, or transfer all or substantially all of its assets to another entity (the “Successor”) unless the Successor entity shall assume this Agreement, and upon such assumption, the Executive and the Successor shall become obligated to perform the terms and conditions of this Agreement. This Agreement inures to the benefit of and is enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive dies while any amounts are payable under this Agreement, all such amounts, unless otherwise provided, shall be paid in accordance with the terms of this Agreement to the Executive’s spouse, or if none, to his devisee, legatee, or other designee or, if there be no such designee, to his estate.

     10. Notice. For purposes of this Agreement, notices and all other communications shall be in writing (except notice of termination of employment by the Company without cause or for cause, which may be oral and shall be effective when given orally, but which shall be confirmed in writing to the Executive within five business days thereafter, and except for notice of a voluntary termination of employment by the Executive, which may be oral and shall be effective when given orally, but which shall be confirmed in writing to the Company within five business days thereafter) and are effective when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Executive or his personal representative at his last known address or when hand delivered to the Executive’s last known address. All notices to the Company shall be directed to the attention of the Chairman of the Board. Such other addresses may be used as either party may have furnished to the other in writing. Notices of change of address are effective only upon receipt.

     11. Miscellaneous. This Agreement contains all of the understandings and representations between the parties hereto pertaining to the subject matter hereof and supersedes all undertakings and agreements, whether oral or in writing, if any, previously entered into by them with respect thereto. Headings contained herein are for convenience reference only and shall not in any way affect the meaning or interpretation of this Agreement. All payments under this Agreement shall be subject to applicable income, excise and employment tax withholding requirements. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing signed by the Executive and the Company. A waiver of any breach of or compliance with any provision or condition of this Agreement is not a waiver of similar or dissimilar provisions or conditions. The invalidity or unenforceability of any provision of this Agreement does not affect the validity or enforceability of any other provision of this Agreement, which remains in full force and effect.

     12. No Assignment. The Executive may not assign, alienate, anticipate, or otherwise encumber any rights, duties, or amounts that he might be entitled to receive under this Agreement.

     13. No Strict Construction. If there is a dispute about the language of this Agreement, the fact that one party drafted this Agreement shall not be used in its interpretation or enforcement.

     14. Affirmation. The Executive acknowledges that he has carefully read this Agreement, that he knows and understands its terms and conditions, and that he has had the opportunity to ask the Company any questions he might have had prior to signing this Agreement. The Executive also acknowledges that he has had the opportunity to consult an attorney of his choice (at his expense) to review this Agreement before signing it.

     15. Covenants. The covenants contained in this Agreement shall survive cessation of the Executive’s employment with the Company as set forth in this Agreement, regardless of who causes the cessation or the reason for the cessation.

     16. Non-Binding Mediation Required Prior to Litigation. The parties agree that in the event that any disagreement arises under this Agreement concerning any payment of remuneration to be made under this Agreement, or the interpretation or application of this Agreement, or any of the provisions of this Agreement, or any other matter with respect to the employment of the Executive by the Company pursuant to this Agreement, other than matters covered by Section 5 of this Agreement, then prior to the institution of any litigation by either party, such disagreement shall be first mediated by the parties who will use one mediator agreeable to them (or who is selected by two mediators each agreeable to one of the parties hereto if the parties are unable to agree unanimously on one mediator). Notwithstanding the foregoing, the parties agree that such non-binding mediation shall not be required prior to the institution of litigation by the Company to obtain injunctive or other equitable relief to enforce any of the covenants in Section 5 of this Agreement. Any such mediation shall not be binding upon either party, and the cost of any such mediation proceedings, other than the Executive’s legal fees and expenses, the payment of which shall be governed by the provisions of Section 6 of this Agreement, shall be borne exclusively by the Company.

     The parties have executed this Agreement effective as of the 16th day of August, 2004.

LSB BANCSHARES, INC.
/s/ Robert F. Lowe
By: Robert F. Lowe
Its: Chairman, President and Chief Executive Officer

DAVID P. BARKSDALE
/s/ David P. Barksdale

EXHIBIT A

WAIVER AND RELEASE AGREEMENT

This Waiver and Release Agreement reflects the promises, releases, understanding and agreement made by DAVID P. BARKSDALE (“Executive”) regarding the termination of Executive’s employment with LSB BANCSHARES, INC. (the “Company”).

I. Payment to Executive

Following the eighth day after the execution of this Release by Executive, the Company agrees to pay to Executive the Severance Payments and reimburse Executive for COBRA premiums as provided under Section 4 of that certain Employment Continuity Agreement between Executive and the Company effective as of August 16, 2004, less all required payroll tax withholdings.

Executive agrees and acknowledges that these payments constitute consideration in addition to anything of value to which he or she would otherwise have been entitled absent the execution of this Agreement. Other than the payment of said amounts and any benefits due to Executive under existing retirement and fringe benefits plans in which Executive is a participant, in accordance with the terms of such plans, Executive shall not be entitled to any other payments or benefits from the Company.

II. Release and Waiver

For the consideration described herein, Executive hereby releases, waives, and forever discharges the Company and all of their benefit plans, plan administrators, agents, subsidiaries, affiliates, employees, officers, shareholders, successors, and assigns (hereafter “the Releasees”) from any and all liability, actions, charges, causes of action, demands, damages, attorneys’ fees, or claims for relief or remuneration of any kind whatsoever, whether known or unknown at this time, arising out of or in any way connected with Executive’s employment or the termination of his or her employment with the Company. These include, but are not limited to, any claim (including related attorneys’ fees and costs) under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Worker’s Adjustment and Retraining Notification Act, the Equal Pay Act, the Post Civil War Civil Rights Act, or any other federal, state, or local law or ordinance, and any claim for benefits or other claims under the Employee Retirement Income Security Act, except those which relate to the payment of 401(k) benefits if any, which Executive is entitled to receive. This waiver, release and discharge also includes without limitation, any wrongful or unlawful discharge claims, discipline or retaliation claims, any claims relating to any contract of employment, whether express or implied, any claims related to promotions or demotions, any claims for or relating to relocation, compensation including commissions, short term or long term incentives, the 401(k) plan and the management thereof, any claims for defamation, slander, libel, invasion of privacy, misrepresentation, fraud, infliction of emotional distress, any claims based on stress to the extent permitted by law, any claims for breach of any covenant of good faith and fair dealing, and any other claims relating to Executive’s employment with the Company and termination thereof.

This Waiver and Release Agreement (“Agreement”) does not apply to any claims or rights that may arise under the Age Discrimination in Employment Act after the date that this Agreement is signed.

Executive expressly waives all claims, including those which he or she does not know or suspect to exist in her favor as of the date of this Agreement. As used herein, the parties understand the word “claims” to include all actions, claims, and grievances, whether actual or potential, known or unknown, and specifically but not exclusively including all claims against the Company and the Releasees arising from or relating to Executive’s employment with the Company, the termination thereof or any other conduct by the Company or the Releasees occurring on or prior to the date Executive signs this Agreement. All such claims are forever barred by this Agreement whether they arise in contract or tort or under a statute or any other law.

It is expressly understood and agreed by the parties that this Agreement is in full accord, satisfaction and discharge of any and all doubtful and/or disputed claims by Executive against the Releasees, and that this Agreement has been signed with the express intent of extinguishing all claims, obligations, actions or causes of action as herein described.

III. Voluntary Agreement and Other Acknowledgments

Executive acknowledges that:

•	I have read this Waiver and Release Agreement, and I understand its legal and binding effect. I am knowingly and voluntarily executing this Waiver and Release Agreement of my own free will.

•	No other promises or agreements of any kind have been made to or with me by any person or entity to cause me to sign this Waiver and Release Agreement.

•	I have had the opportunity to seek, and the Company has expressly advised me to seek, legal counsel prior to signing this Waiver and Release Agreement.

•	I have been given at least 45 days from the date I received this form to consider the severance benefits being offered to me and the terms of this Waiver and Release Agreement.

•	If I am age 40 or more, on the date that I received a copy of this Waiver and Release Agreement, I also received a description of:

1)	The class, unit, or group of individuals whose employment is being terminated as part of the same employment termination program (if any), the eligibility factors for this program, and any time limits applicable to the program; and

2)	The job titles and ages of all individuals covered under the termination program (if any) and the ages of all individuals in the same job classification or organizational unit who are not covered.

•	I understand that in signing this Waiver and Release Agreement, I am waiving and releasing all claims I have against the Company and the Releasees which have arisen up to and including the date I execute this document, including without limitation, those arising under the Age Discrimination In Employment Act of 1967, as amended.

•	I have been paid in full all wages, incentives, bonuses and other compensation owed to me by the Company.

IV. Revocation of Waiver and Release Agreement

I understand that, if I am age 40 or more, I can change my mind and revoke my signature on the Waiver and Release Agreement within seven days after signing it by hand delivering notice of such revocation to the President of the Company. I understand that, unless properly revoked by me during this seven-day period, the release and waiver in the first section above will become effective seven days after I sign the Waiver and Release Agreement.

V. Non-Disparagement.

Executive represents and agrees that he or she has not, and will not, except to the extent required by law, disparage or defame any person associated with the Company, or any programs or services offered by or through the Company.

VI. Complete Agreement.

Executive acknowledges that no representation, promise or inducement has been made other than as set forth in this Agreement, and that he or she does not enter into this Agreement in reliance upon any representation, promise or inducement not set forth herein. This Agreement supersedes all prior negotiations and understandings of any kind with respect to the subject matter and contains all of the terms and provisions of the agreement between Executive and the Company with respect to the subject matter hereof. Any representation, promise or condition, whether written or oral, not specifically incorporated herein, shall be of no binding effect.

VII. Governing Law

This Agreement shall be governed by the Employee Retirement Income Security Act and, where applicable, the law of the State of North Carolina.

DAVID P. BARKSDALE	Date

☐ I have voluntarily elected to accept the benefits described herein and execute this Waiver and Release Agreement prior to the end of the 45-day period offered to me, and I have made this decision without coercion.